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                                                                   EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             ANSYS DIAGNOSTICS, INC.
                             A DELAWARE CORPORATION


               Ansys Diagnostics, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

               ONE: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on March 1, 1999, under its present name.

               TWO: This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

               THREE: The stockholder approval required by Section 242 of the Delaware General Corporation Law was obtained by written consent of the common stockholders of this corporation in accordance with Section 228 of the Delaware General Corporation Law.

               FOUR: The Amended and Restated Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

                                       I.

               The name of this corporation (hereinafter, the "Corporation") is Ansys Diagnostics, Inc.

                                      II.

               The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, Dover, Delaware 19901, County of Kent and the name of the registered agent at that address is National Registered Agent, Inc.

                                      III.

               The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Laws of Delaware.

                                      IV.

        A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Thirty Five Million (35,000,000) shares. Thirty Million (30,000,000) shares, $.0001 par value per share, shall be Common Stock and Five Million (5,000,000) shares, $.0001 par value per share, shall be Preferred Stock.


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        B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to or imposed upon the shares of preferred stock or the holders thereof are as follows:

            1. Designation of Series A Redeemable Preferred Stock. Four Thousand (4,000) shares of preferred stock of the Corporation shall be designated and known as "Series A Redeemable Preferred Stock."

            2. Designation of Series B Redeemable Preferred Stock. Fourteen Thousand (14,000) shares of preferred stock shall be designated and known as "Series B Convertible Preferred Stock." The Series A Redeemable Preferred Stock and the Series B Convertible Preferred Stock are sometimes hereinafter collectively referred to as the "Preferred Stock."

            3. Dividends. The holders of the shares of the outstanding Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any assets at the time legally available therefor, dividends at the rate of $10.00 per share of Preferred Stock per annum, and no more, payable in cash quarterly on the first day of January, March, June and September, each year beginning March 1, 1989. Such dividends shall accrue on each such share from the date of its original issuance and shall accrue from day to day, whether or not earned or declared.

            Such dividends shall be cumulative so that if dividends in respect of any previous quarterly dividend period shall not have been paid on or declared and set apart for all Preferred Stock at the time outstanding, such deficiency shall be fully paid on or declared and the full amount thereof set apart for payment on such shares before the Corporation makes any distribution (as hereinafter defined) to holders of shares of common stock of the Corporation (the "Common Shares") or any other class or series of stock hereinafter authorized. For purposes of this Section 3, "distribution" means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in Common Shares or shares of the Corporation ranking upon liquidation, dissolution, winding up or otherwise junior in right of payment to the shares of Preferred Stock) or the purchase or redemption of shares of the Corporation for cash or property (except the purchase of up to 1,262,904 Common Shares issued to employees of the Corporation, which the Corporation has the right to repurchase under certain circumstances), including any such transfer, purchase or redemption by a subsidiary of the Corporation. For purposes of this
Section 3, the time of any distribution by way of dividend shall be the date of declaration thereof and the time of any distribution by purchase or redemption of shares shall be the date on which cash or property is transferred by the Corporation, whether or not pursuant to a contract of an earlier date; provided that where a debt security or instrument is issued in exchange for shares the time of the distribution shall be the date on which the Corporation acquires the shares in such exchange.

            When full cumulative dividends are not paid upon both series of shares of Preferred Stock, all dividends declared upon such shares shall be declared pro rata so that the amount of dividends declared per share of Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock shall in all cases bear to each other the same ratio that accrued and unpaid accumulated dividends per share on the shares of Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock bear to each other.


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            4. Liquidation Preference. In the event of a voluntary or
involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount equal to $100 per share of Preferred Stock and a further amount equal to any accumulated dividends accrued and unpaid thereon, as provided in Section 3, to the date that payment is made available to the holders of shares of Preferred Stock, whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the holders of Common Shares or any shares of the Corporation ranking upon liquidation, dissolution, winding up or otherwise junior or pari passu in right of payment to the shares of Preferred Stock.

            If upon such liquidation, dissolution or winding up, the assets thus distributed among the holders of shares of Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts set forth in the immediately preceding paragraph, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of shares of Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock in proportion to the full amounts to which they otherwise would be entitled.

            In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to all of the preferential rights of the holders of shares of Preferred Stock on distribution or otherwise, the holders of Common Shares and any shares of the Corporation ranking upon liquidation, dissolution, winding-up or otherwise junior or pari passu in right of payment to the shares of Preferred Stock shall be entitled to receive all remaining assets of the Corporation.

            A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation which does not involve the distribution by the Corporation of cash or other property to holders of the Common shares, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4.

            Each holder of an outstanding share of Preferred Stock shall be deemed to have consented, for purposes of Section 170 of the Delaware General Corporation Law, to the distributions made by the Corporation in connection with the repurchase of up to 1,262,904 Common Shares issued to employees of the Corporation, which the Corporation has the right or obligation to repurchase under certain circumstances.

            5. Redemption of Series A Redeemable Preferred Stock.

               (a) General. The Corporation, at the option of the Board of Directors with the consent of the holders of a majority of the Common Shares, may at any time or from time to time redeem the whole or any part of the outstanding shares of Series A Redeemable Preferred Stock by paying therefor in cash one hundred dollars ($100) per share plus an amount in cash equal to all accumulated dividends accrued and unpaid thereon, as provided in Section 3, whether earned or declared or not, to and including the date fixed for redemption, such sum being hereinafter sometimes referred to as the "Redemption Price." In case of the redemption of


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a part only of the outstanding shares of Series A Redeemable Preferred Stock, the Corporation shall designate pro rata the shares to be redeemed. Less than all of the shares of Series A Redeemable Preferred Stock at any time outstanding may not be redeemed until all accumulated dividends accrued and unpaid upon all shares of Series A Redeemable Preferred Stock outstanding shall have been paid for all past dividend periods, and until full dividends for the then current dividend period on all shares of Series A Redeemable Preferred Stock then outstanding, other than the shares to be redeemed, shall have been paid or declared and the full amount thereof set apart for payment.

               (b) Notice of Redemption. At least ten (10) days' previous notice by mail, postage prepaid, shall be given to the holders of record of shares of Series A Redeemable Preferred Stock to be redeemed pursuant to subparagraph (a) above, such notice shall be addressed to each such holder at the address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Corporation is located. Such notice shall state the date fixed for redemption and the Redemption Price, and shall call upon such holder to surrender to the Corporation on said date at the place designated in the notice such holder's certificate or certificates representing shares of Series A Redeemable Preferred Stock to be redeemed on or after the date fixed for redemption and stated in such notice, each holder of shares of Series A Redeemable Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all of the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then, notwithstanding that any certificate for shares of Series A Redeemable Preferred Stock so called for redemption shall not have been surrendered for cancellation, shares so called shall no longer be outstanding, shall not be transferred on the books of the Corporation and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto (including, without limitation, the right to receive dividends thereon after the redemption date), except the right to receive payment of the Redemption Price without interest, upon surrender of their certificate therefor.

               (c) Redemption by Deposit. If, on or prior to any date fixed for redemption of shares of Series A Redeemable Preferred Stock, the Corporation deposits, with any bank or trust company in the State of California, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof (or to complete the giving of such notice if theretofore commenced) and to pay, on or after the date fixed for redemption or prior thereto, the Redemption Price to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption), notwithstanding that any certificate for shares of Series A Redeemable Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares so called shall no longer be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto (including, without limitation, the right to receive dividends thereon after the redemption date), except the right to receive from the bank or trust company payment of the Redemption Price


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without interest, upon the surrender of their certificates therefor. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Corporation. If the holders of shares of Series A Redeemable Preferred Stock so called for redemption shall not, at the end of two years (or any longer period required by law) from the date fixed for redemption thereof have claimed any funds so deposited, such bank or trust company shall thereupon pay over to the Corporation such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Corporation for payment of the Redemption Price without interest.

               (d) Priority on Redemption. The Corporation shall not, directly or indirectly, redeem or purchase or otherwise acquire for value any Common Shares or any shares of the Corporation ranking on liquidation, dissolution, winding up or otherwise, junior or pari passu in right of payment to the shares of Series A Redeemable Preferred Stock (other than not more than 1,262,904 Common Shares issued to employees of the Corporation which the Corporation has the right or obligation to repurchase under certain circumstances) unless the Corporation shall contemporaneously redeem all of the then outstanding shares of Series A Redeemable Preferred Stock at the applicable Redemption Price (including accrued and unpaid accumulated dividends thereon to the redemption date) set forth in subparagraph (a) of this Section 5.

        6. Conversion Rights of Series B Convertible Preferred Stock. The holders of shares of Series B Convertible Preferred Stock shall have conversion rights as follows:

               (a) Right to Convert. Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time at the office of the Corporation or any transfer agent for such shares of Series B Convertible Preferred Stock, into such number of fully paid and nonassessable Common Shares (calculated to the nearest 1/100th of a share, fractions of less than 1/100th of a share being disregarded) as is determined by dividing $100 by the Conversion Price (as hereinafter defined) in effect at the time of conversion determined as hereinafter provided. The price at which Common Shares shall be deliverable upon conversion (herein called the "Conversion Price") shall be initially $0.38445 per Common Share. Such initial Conversion Price shall be subject to adjustment from time to time in certain instances, as hereinafter provided. Upon surrender of any share of Series B Redeemable Preferred Stock for conversion, the Corporation shall pay the holder thereof any accumulated dividends accrued and unpaid thereon; provided, however, that such accumulated dividends shall not be paid in cash if, at the time of such payment, an Event of Default (as defined in those certain Credit Agreements, dated as of September 24, 1997 and May 14, 1997, between the Corporation and Southern California Bank, as they may be amended from time to time (collectively, the "Credit Agreements")), has occurred and is continuing or if payment would cause such an Event of Default.

               (b) Automatic Conversion.

                   (i) Each share of Series B Convertible Preferred Stock shall automatically be converted into Common Shares at the then effective Conversion Price immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Shares for the account of the Corporation to the public.


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                 (ii) In the event of such an offering, the person(s) entitled to receive the Common Shares issuable upon such automatic conversion of Series B Convertible Preferred Stock shall not be deemed to have converted such shares of Series B Convertible Preferred Stock until immediately prior to the closing of such sale of securities. Upon the occurrence of such an offering the outstanding shares of Series B Convertible Preferred Stock shall be converted automatically without further action by the holders of such shares of Series B Convertible Preferred Stock and whether or not the certificates representing such shares of Series B Convertible Preferred Stock are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the Common Shares issuable upon conversion of any shares of Series B Redeemable Preferred Stock unless certificates evidencing such shares of Series B Redeemable Preferred Stock are either delivered to the Corporation or any transfer agent as hereinafter provided, or the holder notifies the Corporation that said certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation against any loss incurred by it in connection therewith. Upon the occurrence of the automatic conversion of the shares of Series B Redeemable Preferred Stock, the holders of shares of Series B Redeemable Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of any transfer agent for the Series B Convertible Preferred Stock or the Common Shares. Thereupon, there shall be issued and delivered to such holder of shares of Series B Convertible Preferred Stock, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Common Shares into which the shares of Series B Convertible Preferred Stock surrendered were convertible on the date on which the event effecting the automatic conversion occurred.

                    (c) Manner of Conversion. Except as otherwise provided in subparagraph (b) of this Section 6, before any holder of shares of Series B Convertible Preferred Stock shall be entitled to convert the same into Common Shares, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for shares of Series B Convertible Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to such holder's nominee or nominees, certificates for the number of full Common Shares to which such holder shall be entitled, as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series B Convertible Preferred Stock to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date.

                    (d) Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:


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                        (i) Subdivision or Combination of Common Shares. In case
the Corporation shall at any time subdivide its outstanding Common Shares into a greater number of shares, the Conversion Price shall forthwith be reduced proportionately. Conversely, in case the outstanding Common Shares shall at any time be combined into a smaller number of shares, the Conversion Price shall forthwith be increased proportionately.

                        (ii) Dividends in Common Shares, Other Stock or Property. If at any time or from time to time the holders of Common Shares (or any shares of stock or other securities at the time receivable upon the conversion of shares of Series B Convertible Preferred Stock) shall have received or become entitled to receive, without payment therefor,

                              (x) Common Shares or any shares of stock or other
securities which are at any time directly or indirectly convertible into or exchangeable for Common Shares, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

                              (y) any cash paid or payable otherwise than as a
cash dividend, or

                              (z) Common Shares or additional stock or other
securities or property (including cash) by way of spin-off, split-up, reclassification or similar corporate rearrangement (other than Common Shares issued as a stock split or combination, adjustments in respect of which shall be covered by the terms of subparagraph (d)(i) of this Section 6) then

                                  (1) in the case of holders of Common Shares
receiving or becoming entitled to receive Common Shares as provided in clause
(x) of this subparagraph (d)(ii) of Section 6, the Conversion Price then in effect shall be decreased at the time of issuance of such Common Shares, or in case a record date for the distribution of such Common Shares is set, on such record date, as provided in subparagraph (d)(i) of this Section 6 as though such distribution or proposed distribution were a stock split, and

                                  (2) in all other cases, the holders of shares
of Series B Convertible Preferred Stock shall, upon conversion thereof, be entitled to receive, in addition to the number of Common Shares receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clauses (y) and (z) of this subparagraph (d)(ii) of Section 6) which such holders would hold on the date of such conversion had such holders been holders of record of such Common Shares as of the date on which holders of Common Shares received or became entitled to receive such shares and all other additional stock and other securities and property.

                         (iii) Reorganization, Reclassification, Consolidation,
Merger or Sale. If any reorganization of the capital stock of the Corporation, or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Shares shall be entitled to receive stock, securities or assets of the Corporation or another corporation, as


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the case may be, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made and duly executed documents evidencing the same from the Corporation, or its successor, shall be delivered to each holder of shares of Series B Convertible Preferred Stock whereby such holder shall have the right, at a price not to exceed the Conversion Price, to receive (in lieu of the Common Shares immediately theretofore receivable upon conversion) such shares of stock, securities or assets as may be issued by the Corporation or another corporation, as the case may be, with respect to or in exchange for a number of outstanding Common Shares equal to the number of Common Shares immediately theretofore receivable upon conversion. In any reorganization described above, appropriate provision shall be made with respect to the rights and interests of the holders of shares of Series B Convertible Preferred Stock to the end that the provisions of the Series B Convertible Preferred Stock (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be practicable, in relation to any shares of stock, securities or assets thereafter deliverable upon conversion. The Corporation will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument, executed and mailed or delivered to each holder of shares of Series B Redeemable Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase.

                         (iv) Adjustment Upon Issuance of Additional Shares of
Common.

                              (x) Special Definitions. For purposes of this
subparagraph (d)(iv) of Section 6, the following definitions shall apply:

                                   (1) `Option' shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Shares, Convertible Securities or other options.

                                   (2) `Original Issue Date' shall mean December
12, 1988.

                                   (3) `Convertible Securities' shall mean any
evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Shares.

                                   (4) `Additional Shares of Common' shall mean
all Common Shares issued (or, pursuant to subparagraph (d)(iv)(y)(2) of this Section 6, deemed to be issued) by the Corporation after the Original Issue Date, other than:

                                        a. Common Shares issued or issuable upon
conversion of shares of Series B Convertible Preferred Stock;


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                                        b. Common Shares issued or issuable upon
exercise of the Warrant, dated December 12, 1988, issued by the Corporation in favor of Security Pacific National Bank or the Option granted to Donald W.
Jones, M.D. and Ms. Julie E. Jones (the "Joneses") pursuant to that certain option Agreement, dated as of December 12, 1988, between the Corporation and the Joneses;

                                        c. Common Shares issued or issuable to
officers or employees of, or consultants to, the Corporation, pursuant to a stock grant or option plan or other employee stock incentive program (collectively, the "Plans") approved by the Board of Directors, and Common Shares repurchased by the Corporation pursuant to the terms of those certain Management Subscription Agreements, dated as of December 12, 1988, and reissued by the Corporation to its officers, employees or consultants, subject, in each case, to adjustment for all subdivisions and combinations of Common Shares after the Original Issue Date; and

                                        d. Common Shares issued or issuable by
way of dividend or other distribution on Common Shares excluded from the definition of Additional Shares of Common by the foregoing clauses a., b. and c. of this subparagraph (d)(iv)(x)(4) of Section 6 or on Common Shares so excluded.

                              (y) Adjustment to Conversion Price.

                                  (1) No Adjustment of Conversion Price. No
adjustments to the Conversion Price shall be made in respect of the issuance of Additional Shares of Common under this subparagraph (d)(iv)(y) of Section 6 unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issuance or deemed issuance.

                                  (2) Issue of Securities Deemed Issue of
Additional Shares of Common. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such numbers) issuable upon the exercise of such options or, in the case of Convertible Securities or options therefor, upon the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of the issuance of such Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to subparagraph (d)(iv)(y)(4) of Section 6) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and provided further that in any case in which Additional Shares of Common are deemed to be issued:

                                      a. no further adjustment in the Conversion
Price shall be made upon the subsequent issue of Convertible Securities or Common Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;


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                              b. if such options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of Common Shares issuable upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any adjustments subsequent to the date thereof based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                              c. upon the expiration or cancellation of any such
options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration or cancellation, be recomputed as if:

                                   A) in the case of Convertible Securities or
Options for Common Shares, the only Additional Shares of Common issued were the Common Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                                   B) in the case of options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to subparagraph (d)(iv)(y)(4)(2) of this Section 6) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                              d. no readjustment pursuant to clauses b. and c.
of this subparagraph (d)(iv)(y)(2) of Section 6 shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date; and

                              e. in the case of any Options which expire by
their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause c. of this subparagraph (d)(iv)(y)(2) of Section 6.


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                                  (3) Adjustment Upon Issuance of Additional
Shares of Common. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue Additional Shares of Common (including Additional Shares Common deemed to be issued pursuant to subparagraph
(d)(iv)(y)(2) of this Section 6, but excluding Additional Shares of Common issued pursuant to subparagraphs (d)(i) or (d)(ii) of this Section 6, respectively) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the number of Common Shares outstanding immediately prior to such issue (excluding Common Shares if such shares or securities on account of which such shares were issued would have been excluded from the definition of "Additional Shares of Common" by virtue of clauses b., c. and d. of subparagraph
(d)(iv)(x)(4) of this Section 6) plus the number of Common Shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and (y) the denominator of which shall be the number of Common Shares outstanding immediately prior to such issue (excluding Common Shares if such shares or securities on account of which such shares were issued would have been excluded from the definition of "Additional Shares of Common" by virtue of clauses b., c. and d. of subparagraph (d)(iv)(x)(4) of this Section 6) plus the number of such Additional Shares of Common so issued.

                                  (4) Determination of Consideration. For
purposes of this subparagraph (d)(iv)(y) of Section 6, the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

                              a. Cash and Property. Such consideration shall:

                                 A) Insofar as it consists of cash, be computed
at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                 B) Insofar as it consists of property other
than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

                                 C) In the event Additional Shares of Common
are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses A) and B) of this subparagraph (d)(iv)(y)(4) of Section 6, as determined in good faith by the Board.

                              b. Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to subparagraph (d)(iv)(y)(2) of this
Section 6, relating to options and Convertible Securities, shall be determined by dividing:

                                 A) the total amount, if any, received or
receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

                                 B) the maximum number of Common Shares (as set
forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or the conversion 6r exchange of such Convertible Securities.

                         (v) De Minimis Adjustments. No adjustment or
readjustment in the Conversion Price pursuant to this subparagraph (d) of
Section 6 shall be required unless such adjustment or readjustment would require an increase or decrease of at least 1% in the Conversion Price, as adjusted from time to time; provided, however, that any adjustments which by reason of this subparagraph (d)(v) of Section 6 are not required to be, and are not, made shall be carried forward and taken into account in any subsequent adjustment.

                         (vi) Notice of Adjustment. Upon any adjustment of the
conversion Price, the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of Series B Convertible Preferred Stock at the address of such holders as shown on the books of the Corporation. The notice shall be signed by the Corporation's chief financial officer and shall state the Conversion Price resulting from such adjustment setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                         (vii) Other Notices. If at any time:

                              (x) the Corporation shall declare any cash
dividend upon its capital stock;

                              (y) the Corporation shall declare any dividend
upon its Common Shares payable in stock or make any special dividend or other distribution to the holders of its Common Shares;

                              (z) the Corporation shall offer for subscription
pro rata to the holders of its Common Shares any additional shares of stock of any class or other rights;

                              (xx) there shall be any capital reorganization or
reclassification of the capital stock of the Corporation; or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation;

                              (yy) there shall be voluntary or involuntary
dissolution, liquidation or winding-up of the Corporation; or

                              (zz) there shall be an initial public offering of
the Corporation's securities;

then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of Series B Convertible Preferred Stock at the address of such holder appearing on the books of the Corporation (a) at least thirty (30) days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or public offering, at least thirty (30) days' prior written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (a) of this subparagraph (d)(vii) of
Section 6 shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Shares shall be entitled thereto. Any notice given in accordance with the foregoing clause (b) of this subparagraph (d)(vii) of Section 6 shall also specify the date on which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up, conversion or public offering, as the case may be.

                         (viii) Certain Events. If any change in the outstanding
Common Shares of the Corporation or any other event occurs as to which the other provisions of this subparagraph (d) of Section 6 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of Series B Convertible Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall make an adjustment in the Conversion Price or the application of such provisions, in accordance with such essential intent and principles so as to protect such rights as aforesaid. The adjustment shall be such as will give each holder of shares of Series B Convertible Preferred Stock upon conversion for the same aggregate Conversion Price the total number, class and kind of shares as such holder would have owned had such holder converted prior to the event and had such holder continued to hold the Common Shares received upon such conversion until after the event requiring adjustment.

                    (e) Reservation of Common Shares. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of shares of Series B Convertible Preferred Stock, the full number of Common Shares deliverable upon the conversion of all shares of Series B Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Shares if at any time the authorized number of Common Shares remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series B Convertible Preferred Stock at the time outstanding.

                    (f) Payment of Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of Common Shares on conversion of shares of Series B Convertible Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Shares in a name other than that in which the shares of Series B Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

        7. Voting Rights of Series A Redeemable Preferred Stock.

           (a) No General Voting Rights. Except as provided in this Section 7 or as otherwise provided by law, the holders of the Common Shares and shares of Series B Convertible Preferred Stock issued and outstanding shall have and possess the exclusive right to notice of stockholders' meetings, and the exclusive voting rights and powers, and the holders of shares of Series A Redeemable Preferred Stock shall not be entitled to notice of any stockholders' meetings or to vote upon the election of directors or upon any other matter. On such matters set forth below, upon which the holders of shares of Series A Redeemable Preferred Stock are entitled to vote, each such holder shall have ten
(10) votes per share.

           (b) Voting Rights on Extraordinary Matters. So long as any of the shares of Series A Redeemable Preferred Stock shall be outstanding the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the total number of shares of Series A Redeemable Preferred Stock outstanding:

               (i) amend or repeal any provision of, or add any provision to, this Certificate of Incorporation, if such action would alter or change in any manner the rights, preferences or privileges of the shares of Series A Redeemable Preferred Stock or materially adversely affect the holders of shares of Series A Redeemable Preferred Stock;

               (ii) increase the authorized number of shares of Series A Redeemable Preferred Stock;

               (iii) create any new class of shares, or any other securities convertible into equity securities, of the Corporation having preferences over or being on a parity with the shares of Series A Redeemable Preferred Stock as to dividends, upon liquidation, dissolution, winding-up or otherwise, unless the purpose of creation of such class or other securities is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all shares of Series A Redeemable Preferred Stock then outstanding;

               (iv) purchase any shares of Series B Convertible Preferred Stock or Common Shares except as expressly permitted herein;

               (v) merge or consolidate with any other corporation;

               (vi) sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of the property or business of the Corporation, except as contemplated by the terms of the Credit Agreements;

               (vii) effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of; or

               (viii) incur, assume or guarantee any indebtedness (other than such as may be represented by the obligation to pay rent under leases) maturing more than eighteen (18) months after the date on which it is incurred, assumed, or guaranteed by the corporation, except purchase money obligations, obligations assumed as part of the price of property purchased, or the extension, renewal or refunding of any thereof and except pursuant to the Credit Agreements.

        8. Voting Rights of Series B Convertible Preferred Stock.

           (a) General. Except as provided in Section 7, the holders of shares of Series B Convertible Preferred Stock, shall together with the holders of Common Shares possess the exclusive right to notice of stockholders' meetings, and the exclusive voting rights and powers, including without limitation, the power to vote upon the election of directors; provided, however, that the holders of shares of Series B Convertible Preferred Stock shall not be entitled to vote on the redemption of the shares of Series A Redeemable Preferred Stock. On all such matters upon which holders of shares of Series B Convertible Preferred Stock shall be entitled to vote, each such holder shall have 137.26 votes per share.

           (b) Right to Elect Directors. If (i) an Event of Default (as defined in the Credit Agreements) shall have occurred and be continuing and, in the case of any non-payment default, the holders of 66 2/3% of the outstanding shares of Series B Convertible Preferred Stock shall not have consented to such Event of Default and such Event of Default shall continue for a period of 90 days or, in the case of a payment default, the holders of 66 2/3% of the outstanding shares of Series B Convertible Preferred Stock shall not have consented to such Event of Default and such Event of Default shall continue for a period of 45 days, or
(ii) at such time as the Credit Agreements are no longer in effect, two (2) or more quarterly dividends, whether or not consecutive, on the shares of Series B Convertible Preferred Stock shall be in arrears, in whole or in part, and the holders of 66 2/3% of the outstanding shares of Series B Convertible Preferred Stock shall not have consented to such arrearage the rights of holders of the Series B Convertible Preferred Stock with respect to the election of directors provided in subparagraph (a) of this Section 8 shall cease and the holders of shares of Series B Convertible Preferred Stock as a class shall be entitled to elect the smallest number of directors which will constitute a majority of the authorized number of directors, and the holders of Common Shares voting as a single class shall be entitled to elect the remaining members of the Board of Directors. At such time as such Event of Default shall have been cured or consented to by the holders of 66 2/3% of the outstanding shares of Series B Convertible Preferred Stock, the rights of the holders of shares of Series B Convertible Preferred Stock to vote as provided in this subparagraph (b) of
Section 8 shall cease, subject to renewal from time to time upon the same terms and conditions and the rights of the holders of Series B Convertible Preferred Stock to vote for the election of directors as provided in subparagraph (a) of this Section 8 shall be renewed.

           At any time after the voting power to elect a majority of the Board of Directors shall have become vested in the holders of shares of Series B Convertible Preferred Stock as provided in this subparagraph (b) of Section 8, the Secretary of the Corporation may, and upon the request of the record holders of at least fifty percent (50%) of the shares of Series B Convertible Preferred Stock then outstanding addressed to the Secretary at the principal executive office of the Corporation shall, call a special meeting of the holders of shares of Series B Convertible Preferred Stock and Common Shares for the election of directors, to be held at the place and upon the notice provided in the Bylaws of the Corporation for the holding of annual meetings. If such meeting shall not be so called within ten (10) days' after personal service of the request, or within fifteen (15) days' after mailing of the same by registered mail within the United States of America, then a person designated by the record holders of at least fifty percent (50%) of the shares of Series B Convertible Preferred Stock then outstanding may call such meeting at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. At any meeting so called or at any annual meeting held while the holders of shares of Series B Convertible Preferred Stock have the voting power to elect a majority of the Board of Directors, the holders of a majority of the then outstanding shares of Series B Convertible Preferred Stock, present in person or by proxy, shall be sufficient to constitute a quorum for the election of the directors which the holders of shares of Series B Convertible Preferred Stock are entitled to elect pursuant to this subparagraph (b) of Section 8 and the vote of a majority of the shares of Series B Convertible Preferred Stock counted towards such quorum shall be sufficient to elect any such director. For purposes of this subparagraph (b) of Section 8 only, each holder of shares of Series B Convertible Preferred Stock shall be entitled to one vote per share. The terms of office of all persons who are directors of the Corporation at the time of such meeting shall terminate upon the election at such meeting by the holders of shares of Series B Convertible Preferred Stock of the number of directors they are entitled to elect, and the persons so elected as directors by the holders of shares of Series B Convertible Preferred Stock, together with such persons, if any, as may be elected as directors by the holders of Common Shares, shall constitute the duly elected directors of the Corporation. In the event the holders of Common Shares fail to elect the number of directors which they are entitled to elect at such meeting, additional directors may be appointed by the directors elected by the holders of shares of Series B Convertible Preferred Stock.

           Any director elected by holders of shares of Series B Convertible Preferred Stock may be removed, and shall not be removed except by, the vote of the holders of record of a majority of the outstanding shares of Series B Convertible Preferred Stock who are at the time of such vote entitled to vote for the election of such director, at a meeting of the stockholders called for such purpose. Any vacancy in the office of a director entitled to be elected by holders of shares of Series B Convertible Preferred Stock may be filled (i) by any instrument in writing signed by the remaining directors elected by the holders of shares of Series B Convertible Preferred Stock and filed with the Corporation or (ii) in the case of the removal of any such director, by the vote of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock who are at that time entitled to vote for the election of such director at the same meeting at which such removal shall be voted.

               Whenever the voting rights of holders of the shares of Series B Convertible Preferred Stock shall cease as provided in this subparagraph (2) of paragraph (h), the term of office of all persons who are at the time directors of the Corporation shall terminate upon the election of their successors by the holders of shares of Series B Convertible Preferred Stock (pursuant to subparagraph (a) of this Section 8 and Common Shares.

           9. Status of Reacquired Shares. All shares of Preferred Stock of the Corporation which have been redeemed or reacquired in any manner by the Corporation after the original issuance thereof shall have the status of authorized and unissued shares of the class of preferred stock issuable in series, undesignated as to series, and may be redesignated and reissued, but may not be reissued as shares of Series A Redeemable Preferred Stock or Series B Convertible Preferred Stock. The Board of Directors is authorized to divide such reacquired shares of preferred stock into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock. and to fix the number of shares of any series of preferred stock, and to determine the designation of any series of preferred stock.

           10. Reports to Stockholders. The Corporation shall distribute copies of its annual reports and quarterly reports which it may be required to file with the Securities and Exchange Commission ("SEC") to holders of shares of Preferred Stock. In addition, so long as the Corporation is not required to file copies of its annual reports and quarterly reports with the SEC, the Corporation shall mail to each holder of shares of Preferred Stock, at the address of such holder appearing on the books of the Corporation, its monthly, quarterly and annual financial statements and management reports, within 10 days after such statements and reports are completed, and any other financial statements or reports which the Corporation is then providing to any of its lenders, including, without limitation, Southern California Bank, at the same time as such statements and reports are provided to such lenders.

                                       V.

           The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

                                      VI.

           The Corporation is authorized to provide indemnification of agents (as defined in Section 145 of the Delaware General Corporation Law) in excess of the indemnification otherwise permitted by Section 145 of the Delaware General Corporation Law for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or both subject to the limits on such excess indemnification set forth in Section 145 of the Delaware General Corporation Law.

           FIVE: The foregoing amendment and restatement has been approved by the Board of Directors of the Corporation.

           SIX: The foregoing amendment and restatement has been approved by the required vote of the stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law; the total number of outstanding shares of the corporation is 1,875,184 shares of Common Stock, 4,000 of Series A Preferred Stock and 14,000 of Series B Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common Stock, more than 50% of the Preferred Stock, more than 50% of the Series A Preferred and more than 50% of the Series B Preferred.

               IN WITNESS WHEREOF, the undersigned have executed this Certificate on May __, 1999.


                                            ------------------------------------
                                            Stephen K. Schultheis, President



                                            ------------------------------------
                                            Suzanne M. David, Secretary


               The undersigned, Stephen K. Schultheis and Suzanne M. David, the President and Secretary, respectively, of Ansys Diagnostics, Inc., each declares under penalty of perjury that the matters set out in the foregoing Amended and Restated Certificate of Incorporation are true of his/her own knowledge.

               Executed at Lake Forest, California, on May __, 1999.



                                            ------------------------------------
                                            Stephen K. Schultheis, President



                                            ------------------------------------
                                            Suzanne M. David, Secretary